Exhibit (g)(13)

MANAGEMENT FEE WAIVER

VERSUS CAPITAL ADVISORS LLC

5050 S. Syracuse Street, Suite 1100

Denver, Colorado 80237

Versus Capital Real Estate Fund LLC (the “Fund”)

5050 S. Syracuse Street, Suite 1100

Denver, Colorado 80237

Re:	Management Fee Waiver

Ladies and Gentlemen:

WHEREAS, Versus Capital Advisors LLC (the “Adviser”) provides investment management services to the Fund pursuant to an Investment Management Agreement (the “IMA”) between the Fund and the Adviser, dated October 11, 2022, under which the Fund is obligated to pay a management fee to the Adviser (the “Management Fee”).

WHEREAS, the Fund may from time to time be party to an expense limitation arrangement (the “Expense Limitation Agreement”);

WHEREAS, the Fund may achieve its desired investment exposures at least in part by investing in wholly-owned subsidiaries that are managed by the Adviser (the “Subsidiaries”);

WHEREAS, the Adviser does not wish to collect fees on substantially the same services at multiple layers of a structure where it advises funds that invest in one another;

NOW, THEREFORE, consistent with the foregoing, for as long as the IMA remains in full force and effect, the Adviser shall—prior to any waiver or reimbursement under any Expense Limitation Agreement— waive or reduce the Management Fee it receives from the Fund in an amount equal to any investment management fees paid to the Adviser by a Subsidiary (the “Fee Waiver”).

Notwithstanding anything to the contrary herein, the Fee Waiver can be terminated only upon approval by the Directors of the Fund, including a majority of the Directors who are not “interested persons” (within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended) of the Fund.

We understand and intend that you will rely on this undertaking in preparing and filing Registration Statements for the Fund on Form N-2 with the Securities and Exchange Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share, and for other purposes and we expressly permit you to do so.

Versus Capital Advisors LLC

By:	/s/ Brian Petersen
Name:	Brian Petersen
Title:	Chief Financial Officer and Chief Operating Officer
Date:	July 29, 2024

Agreed and Accepted:

Versus Capital
Real Estate Fund LLC

By:	/s/ Jillian Varner
Name:	Jillian Varner
Title:	Secretary
Date:	July 29, 2024